UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                             Commission File Number:   000-23044

                               Motient Corporation
               --------------------------------------------------
             (Exact name of registrant as specified in its charter)


                            300 Knightsbridge Parkway
                              Licolnshire, Il 60069
                                  (847)478-4200
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Warrants to purchase Common Stock, par value $.01 per share, excersiable until May 1, 2004
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            (Title of each class of securities covered by this Form)

                     Common Stock, $.01 par value per share
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           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6             [ ]
         Rule 12h-3(b)(1)(i)    [ ]

Approximate number of holders of record as of the certification or notice
date:   None


     Pursuant to the requirements of the Securities Exchange Act of 1934, Motient Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  May 26, 2004                     By: /s/ Christopher W. Downie
                                            --------------------------------
                                            Name: Christopher W. Downie
                                            Title: Executive V.P. and C.F.O.